Exhibit 4.2

AGREEMENT AMONG STOCKHOLDERS

THIS AGREEMENT AMONG STOCKHOLDERS (“Agreement”) is made as of the 31st day of August, 2012 by and among MICHAEL CARTWRIGHT, a resident of Tennessee (“Cartwright”), JERROD MENZ, a resident of Tennessee (“Menz”), JAMES D. BEVELL, JR., a resident of Florida (“Bevell”), and AMERICAN ADDICTION CENTERS F/K/A FORTERUS, INC., a Nevada corporation (the “Company”). Certain capitalized terms are defined in Section 9 below.

RECITALS:

WHEREAS, Cartwright and Menz are significant stockholders in the Company and each is an officer and director of the Company; and

WHEREAS, Bevell is a principal owner in AJG Solutions, Inc. (“AJG”) and B&B Holdings Intl., LLC (“B&B”) and certain other business entities that are parties to that Asset and Equity Purchase Agreement, dated as of August 31, 2012, among Bevell, Michael Blackburn, AJG, B&B and various other business entities, all as “Sellers,” and the Company, as “Buyer” (the “Purchase Agreement”), pursuant to which the Company has agreed to buy, and certain Sellers (as defined in the Purchase Agreement) have agreed to sell certain assets used in the Business (as defined in the Purchase Agreement) and the membership interests of two limited liability companies, in each instance pursuant to and subject to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, upon the closing of the transactions contemplated under the Purchase Agreement, Bevell will become a stockholder of the Company and Bevell desires that the basis on which he shall hold shares of the Company’s common stock should be on a basis comparable to that of Cartwright and Menz, and each of Cartwright and Menz are agreeable to confirming to Bevell their rights as stockholders of the Company, in each instance on the basis set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Representations and Warranties. Each of Cartwright and Menz, severally and not jointly, represent and warrant to Bevell that (a) he is the owner of shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), as follows: Cartwright 3,324,516 shares; Menz 3,324,517 shares; (b) he has no right, contractual or otherwise, to acquire additional shares of capital stock from the Company or any other Person, whether pursuant to preemptive rights, rights of first refusal or otherwise; (c) he has no right to require the Company to repurchase, redeem or otherwise acquire any shares of Common Stock held by him; (d) he has not granted to any Person other than the Company any option or other right to acquire any shares of Common Stock owned by him; (e) he has no right to require the Company to file with the SEC a registration statement under the Securities Act, or to include any shares of Common Stock owned by him in a registration statement for sale pursuant to such registration statement.

2. Covenants.

(a) Of Cartwright and Menz. Each of Cartwright and Menz covenant and agree with Bevell (i) that in the event the Company grants to either of them the right to acquire additional securities of the Company, then each shall cause the Company to grant identical rights to Bevell, and on a proportionate basis based upon the respective number of shares of Common Stock owned by Cartwright, Menz and Bevell at such time, and (ii) neither shall purchase any additional equity securities from the Company unless Bevell has been given the opportunity to buy his proportional shares of the total offering of such equity securities, on the same terms and conditions as are applicable to other purchasers in such offering.

(b) Of the Company. The Company agrees with Bevell that it shall not include any equity securities of the Company owned by either Cartwright or Menz in a registration statement to be filed by the Company with the SEC pursuant to the Securities Act unless it grants the same rights to Bevell, and any such rights shall be proportionate with the respective number of shares of Common Stock owned by each of them.

(c) Bevell’s Agreement. Bevell agrees with each of Cartwright and Menz that no shares that are Restricted Shares (as defined in the Purchase Agreement) shall be included among shares owned by him unless and until such Restricted Shares are released to him without any further risk of forfeiture under the Purchase Agreement.

3. Right of Co-Sale.

(a) Exercise of Right. If either Cartwright or Menz propose to effect any assignment, sale, offer to sell, disposition or other transfer of any of his shares of Common Stock to any Person other than Bevell (a “Proposed Transfer”), then the proposed transferor shall deliver a notice to Bevell no later than thirty (30) days prior to the consummation of such Proposed Transfer (a “Proposed Transfer Notice”). The Proposed Transfer Notice shall contain the material terms and conditions including proposed purchase price and form of consideration of the Proposed Transfer and the identity of the prospective transferee. Bevell may elect to exercise his right of co-sale granted to him by Cartwright and Menz in this Agreement (the “Right of Co-Sale”) and participate on a pro rata basis in the Proposed Transfer as set forth in Section 3(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice, by giving the selling holder written notice to that effect within fifteen (15) days of the Proposed Transfer Notice, and upon giving such notice Bevell shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Bevell may include in the Proposed Transfer all or any part of his shares equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by Bevell immediately before consummation of the Proposed Transfer, and the denominator of which is the total number of shares owned, in the aggregate, by all of Cartwright, Menz and Bevell immediately prior to the consummation of the Proposed Transfer.

(c) Delivery of Certificates. Bevell shall participate in the Proposed Transfer by delivering to the transferring holder, no later than fifteen (15) days after his exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the prospective transferee, representing the number of shares of Common Stock that Bevell elects to include in the Proposed Transfer. Such certificates shall be held in escrow by an escrow agent mutually agreed upon by the parties involved.

(d) Purchase Agreement; Deliveries. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 3 will be set forth in a written purchase and sale agreement with customary terms and provisions for such a transaction, and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 3. Each stock certificate delivered by Bevell to the selling holder pursuant to Section 3(c) above will be transferred to the prospective transferee against payment therefor in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling holder shall concurrently therewith remit or direct payment to Bevell of the portion of the sale proceeds to which Bevell is entitled by reason of his participation in such sale. If any prospective transferee(s) refuse(s) to purchase from Bevell securities subject to the Right of Co-Sale after exercising his Right of Co-Sale hereunder, no holder may sell any Common Stock to such prospective transferee(s) unless and until, simultaneously with such sale, such holder purchases all shares tendered by Bevell under his Right of Co-Sale from him on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

4. Violation of Co-Sale Right. If either Cartwright of Menz purports to sell any Common Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), Bevell may, in addition to such remedies as may be available by law, in equity or hereunder, require such holder to purchase from him the number of shares of Common Stock that he would have been entitled to sell to the prospective transferee under Section 3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 3. The sale will be made on the same terms and subject to the same conditions as would have applied had the holder not made the Prohibited Transfer, except that the sale (including the delivery of the purchase price) must be made within five (5) days after Bevell learns of the Prohibited Transfer, as opposed to the time frame proscribed in Section 3. Such holder shall also reimburse Bevell for any and all reasonable out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred in the exercise or the attempted exercise of his rights under Section 3.

5. Tag-along Rights. Each of Cartwright and Menz covenant and agree with Bevell that in the event Cartwright and Menz propose to sell all or substantially all their shares they shall give Bevell written notice no later than thirty (30) days prior to such proposed transfer, which notice shall set forth the identity of the proposed transferee and the material terms and conditions, including price and form of consideration of such transfer (a “Sale Transfer Notice”). Bevell shall have the right to participate in such a sale of shares by Cartwright and Menz on the same terms and conditions as specified in the Sale Transfer Notice, utilizing the formula provided in Section 3(b) above, provided that Bevell notifies Cartwright and Menz no later than ten (10) days after the date of the Sales Transfer Notice of his intention to participate in such transfer. Each of Cartwright and Menz covenant and agree with Bevell that neither of them shall agree to sell shares unless the proposed transferee shall agree to purchase shares from Bevell pursuant to this Section 5. The closing of the sale of such shares by Bevell shall take place simultaneously with the closing of the sale of their shares by Cartwright and Menz, subject to the delivery by Bevell of a stock certificate or certificates and such other instruments and documents as the proposed transferee shall reasonably request that are customary for transactions of such nature.

6. Permissible Transferees. Notwithstanding any provision of Sections 3 through 5 of this Agreement to the contrary, a sale, transfer, devise, bequest, gift or other disposition of the shares by Cartwright or Menz to or for the benefit of one or more Permissible Transferees pursuant to this Section 6 shall not be subject to the provisions of Sections 3 through 5. of this Agreement provided that the shares so transferred to a Permissible Transferee shall remain subject to all provisions of this Agreement as if held by Cartwright or Menz, as the case may be. If, at the time of the transfer, the Permissible Transferee is not a party to the Agreement, the Permissible Transferee shall execute a counterpart signature page to this Agreement concurrently with the issuance of the certificate representing the shares of Common Stock so transferred. “Permissible Transferee” shall mean an Immediate Family Member of such transferring shareholder or a trust established for the benefit of that shareholder or one or more of his Immediate Family Members.

7. Legends. Each shareholder agrees that the certificates evidencing any of the Shares shall contain a legend substantially to the following effect:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THAT CERTAIN AGREEMENT AMONG STOCKHOLDERS’ AGREEMENT DATED AS OF AUGUST 31, 2012 BY AND BETWEEN THE ISSUER AND STOCKHOLDERS PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. THE SECRETARY OF THE ISSUER WILL FURNISH TO ANY HOLDER OF RECORD A COPY OF SUCH AGREEMENT WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST THEREFOR.

8. Termination. This Agreement shall be effective as of the date hereof and shall continue in effect and shall terminate upon the earliest to occur of (a) with respect to any individual who is party hereto, on such date that such individual no longer owns any shares of Common Stock of the Company, (b) with the written consent of Bevell, or (c) immediately before the closing of a public offering of the Company’s Common Stock except that the provisions of Section 2(b) above shall survive any such public offering.

9. Definitions. For the purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Immediate Family Member” means a child, step child, grandchild, parent, step-parent, grandparent, spouse, sibling, mother in law, father-in-law, son-in law, daughter-in-law, brother-in-law or sister in-law, including adoptive relationships, of a natural person.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

10. Miscellaneous.

(a) Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by Bevell, Cartwright or Menz to an Immediate Family Member or a trust for the benefit of their Immediate Family Members, in compliance with the provisions of Section 6. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard to its principles of conflicts of laws.

(c) Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, as follows:

If to Cartwright:	Michael Cartwright
1070 Vaughn Crest Drive
Franklin, TN 37069

If to Menz:	Jerrod Menz
2501 Iron Gate Drive
Franklin, TN 370269

If to Bevell:	James D. Bevell, Jr.
2601 East Oakland Park Blvd., Suite 404
Ft. Lauderdale, FL 33308

If to the Company:	American Addiction Centers, Inc.
115 East Park Drive, Suite 100
Brentwood, TN 37027

or to such other address as any party may have furnished to the others in accordance herewith, except that notice of such change of address shall only be effective upon receipt.

(f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company, Bevell, and any other party hereto, on such party’s own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid,. illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(h) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement among Stockholders as of the date first written above.

/s/ Michael Cartwright
Michael Cartwright

/s/ Jerrod Menz
Jerrod Menz

/s/ James D. Bevell, Jr.
James D. Bevell, Jr.

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael Cartwright
Michael Cartwright, Chairman